Confidential

July 8, 2019

SylvaCap Media
Attn: Ross Silver
516 SW 13th Street, Suite 201
Bend, OR 97702

Mr. Silver

Camber Energy, Inc. ("Camber" or the "Company") and Sylva International LLC dba SylvaCap Media ("Sylva") entered into an agreement dated February 12, 2019, under which Sylva provides various marketing and related services to Camber (the "Agreement").

Camber and Sylva hereby agree to amend the Agreement as follows effective the 1st of July, 2019:

1. Paragraph 3 of the Agreement is deleted in its entirety and replaced with the following:

"**Term.** This Agreement shall commence on the Effective Date of the Agreement and continue for a period of nine (9) months thereafter (the "Term"). This Agreement may be renewed for an additional term by mutual written ascent of the Parties. If this Agreement is renewed as provided herein, the renewal Agreement shall be identical to this Agreement."

2. All remaining provisions shall remain in full force and effect.

Agreed effective July 1, 2019.

By signing this Amendment to the Agreement, both Parties acknowledge that they fully comprehend the terms of this Agreement and have had the opportunity to seek the advice of counsel, whether exercised or not.

CAMBER ENERGY, INC.

____
Name: Louis Schott
Title: Interim Chief Executive Officer

SYLVACAP MEDIA

____
Name: Ross S. Silver
Title: Chief Executive Officer